Exhibit 3.12

OPERATING AGREEMENT

OF

THE DELFIELD COMPANY LLC

This OPERATING AGREEMENT is made and entered into as of the 30th day of September 2006, by and between SCOTSMAN GROUP LLC. (the “Member”) and THE DELFIELD COMPANY LLC, (the “Company”).

WHEREAS, The Delfield Company, a Delaware corporation (the “Corporation”) was formed March 14, 1991; and

WHEREAS, the Company is a continuation of the Corporation pursuant to the conversion of the Corporation into the Company pursuant to a Certificate of Conversion and a Certificate of Formation filed effective September 30, 2006; and

WHEREAS, the Member has a 100% membership interest in the Company; and WHEREAS, the Member and the Company are hereby entering into this Operating Agreement to govern the Company.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto agree as follows:

1.	DEFINITIONS

The following terms used in this Operating Agreement shall have the following meanings:

1.1 “Act” shall mean the Delaware Limited Liability Company Act, as amended from time to time.

1.2 “Board” or “Board of Managers” shall mean the Managers designated pursuant to Section 4.1 of this Operating Agreement.

1.3 “Capital Contribution” shall mean any contribution to the capital of the Company in cash or property by the Member whenever made.

1.4 “Certificate of Formation” shall mean the Certificate of Formation of the Company as filed with the Secretary of State of Delaware on September 25, 2006, as amended from time to time.

1.5 “Company” shall refer to The Delfield Company LLC.

1.6 “Conversion Date” shall mean September 30, 2006.

1.7 “Entity” shall mean any general partnership, limited partnership, limited liability partnership, limited liability company, corporation, joint venture, trust, business trust, cooperative, association, foreign trust, foreign business organization or other business entity.

1.8 “Member” shall mean the Person who executed a counterpart of this Operating Agreement as a Member and any Person who may hereafter become a member of the Company.

1.9 “Manager” shall mean the persons designated as Managers pursuant to Section 4.1 of this Operating Agreement.

1.10 “Net Profits” and “Net Losses” shall mean the income, gain, loss, deductions and credits of the Company in the aggregate or separately stated, as appropriate, as of the close of the fiscal year.

1.11 “Operating Agreement” shall mean this Operating Agreement as originally executed and as amended from time to time.

1.12 “Person” shall mean any individual or Entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such “Person,” where the context so permits.

1.13 “Reserves” shall mean funds set aside or amounts allocated to reserves which shall be maintained in amounts deemed sufficient by the Member for working capital and to pay taxes, insurance, debt service or other costs or expensed incident to the ownership or operation of the Company’s business.

2.	FORMATION OF THE COMPANY

2.1 Formation. The Company has been organized as a Delaware limited liability company under and pursuant to the Act.

2.2. Name. The name of the Company is “The Delfield Company LLC.”

2.3 Principal Place of Business. The Company’s initial place of business shall be U.S. Highway 25E, Barbourville, KY 40906. The Company may locate its place of business and its registered office at any other place or places the Member may deem advisable.

2.4 Registered Office and Registered Agent. The Company’s initial registered office shall be at the office of the registered agent at 271 I Centerville Road, Suite 400, Wilmington, DE 19808, and the name of its initial registered agent shall be Corporation Service Company. The registered office and registered agent may be changed by the Member by filing the address of the new registered office and/or the name of the new registered agent with the Delaware Secretary of State pursuant to the Act.

2.5 Term. The term of the Company commenced upon September 30, 2006 and shall continue in existence in perpetuity, or until the Company is dissolved pursuant to this Operating Agreement or the Act.

2.6 Purpose. The business of the Company shall be to conduct any lawful business whatsoever that may be conducted by limited liability companies pursuant to the Act.

2.7 Certificates. Irwin M. Shur is hereby designated as an “authorized person” within the meaning of the Act, and has executed, delivered and filed the Certificate of Formation of the Company with the Secretary of State of the State of Delaware. Upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware, his powers as an “authorized person” ceased, and the Member thereupon became the designated “authorized person” within the meaning of the Act.

3.	MEMBER

3.1 Names and Addresses. Scotsman Group LLC is the sole Member of the Company.

3.2 Events of Bankruptcy. The Member shall not cease to be a member of the company upon the happening of any of the events listed in Section 18-304(a) or (b).

3.3 Membership Certificates. A Member’s membership interest in the Company shall be evidenced by one or more certificates.

4.	MANAGEMENT OF THE COMPANY

4.1 Board of Managers. The business and affairs of the Company shall be managed by or under the direction of a Board of one or more Managers designated by the Member. The Member may determine at any time in its sole and absolute discretion the number of Managers to constitute the Board. The authorized number of Managers may be increased or decreased by the Member at any time in its sole and absolute discretion, upon notice to all Managers. The initial number of Managers shall be three (3). Each Manager elected, designated or appointed by the Member shall hold office until a successor is elected and qualified or until such Manager’s earlier death, resignation, expulsion or removal. The initial Managers designated by the Member are the directors of the Corporation immediately prior to the Conversion Date.

4.2 Powers. The Board of Managers shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise. The Board of Managers has the authority to bind the Company.

4.3 Meeting of the Board of Managers. The Board of Managers of the Company may hold meetings, both regular and special, within or outside the State of Delaware. Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board. Special meetings of the Board may be called by the President on not less than one day’s notice to each Manager by telephone, facsimile, mail, telegram or any other means of communication, and special meetings shall be called by the President or Secretary in like manner and with like notice upon the written request of any one or more of the Managers.

4.4 Quorum: Acts of the Board. At all meetings of the Board, a majority of the Managers shall constitute a quorum for the transaction of business and, except as otherwise provided in any other provision of this Operating Agreement, the act of a majority of the Managers present at any meeting at which there is a quorum shall be the act of the Board. If a quorum shall not be present at any meeting of the Board, the Managers present at such meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee, as the case may be.

4.5 Electronic Communications. Members of the Board, or any committee designated by the Board, may participate in meetings of the Board, or any committee, by means of telephone conference or similar communications equipment that allows all Persons participating in the meeting to hear each other, and such participation in a meeting shall constitute presence in Person at the meeting. If all the participants are participating by telephone conference or similar communications equipment, the meeting shall be deemed to be held at the principal place of business of the Company.

4.6 Committees of Managers.

4.6.1 The Board may, by resolution passed by a majority of the whole Board, designate one or more committees, each committee to consist of one or more of the Managers of the Company. The Board may designate one or more Managers as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.

4.6.2 In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such members constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in the place of any such absent or disqualified member.

4.6.3 Any such committee, to the extent provided in the resolution of the Board shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board. Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

4.7 Compensation of Managers; Expenses. The Board shall have the authority to fix the compensation of Managers. The Managers may be paid their expenses, if any, of attendance at meetings of the Board, which may be a fixed sum for attendance at each meeting of the Board or a stated salary as Manager. No such payment shall preclude any Manager from serving the Company in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

4.8 Removal of Managers. Unless otherwise restricted by law, any Manager or the entire Board of Managers may be removed or expelled, with or without cause, at any time by the Member, and any vacancy caused by any such removal or expulsion may be filled by action of the Member.

4.9 Officers. The Board of Managers shall have authority to create offices and designate Persons to fill such offices. The initial officers of the Company shall be the officers of the Corporation immediately prior to the Conversion Date. The additional or successor officers of the Company shall be chosen by the Board and shall consist of at least a President, a Secretary and a Treasurer. The Board of Managers may also choose one or more Vice Presidents, Assistant Secretaries and Assistant Treasurers. Any number of offices may be held by the same person. The Board may appoint such other officers and agents as it shall deem necessary or advisable who shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board. The officers of the Company shall hold office until removed by the Board or the Member or until their successors are chosen and qualified. Any officer may be removed at any time, with or without cause, by the affirmative vote of a majority of the Board or by the Member. Any vacancy occurring in any office of the Company shall be filled by the Board. The authority of the officers until changed by the Board shall be as follows:

4.9.1 President. The President shall be the chief executive officer of the Company, shall preside at all meetings of the Board, shall be responsible for the general and active management of the business of the Company and shall see that all orders and resolutions of the Board are carried into effect. The President or any other officer authorized by the President or the Board shall execute all bonds, mortgages and other contracts, except: (i) where required or permitted by law or this Operating Agreement to be otherwise signed and executed; (ii) where signing and execution thereof shall be expressly delegated by the Board to some other officer or agent of the Company, and (iii) as otherwise permitted in Section 4.9.2.

4.9.2 Vice President. In the absence of the President or in the event of the President’s inability to act, the Vice President, if any (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Managers, or in the absence of any designation, then in the order of their election), shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. The Vice Presidents, if any, shall perform such other duties and have such other powers as the Board may from time to time prescribe.

4.9.3 Secretary and Assistant Secretary. The Secretary shall be responsible for filing legal documents and maintaining records for the Company. The Secretary shall attend all meetings of the Board and record all the proceedings of the meetings of the Company and of the Board in a book to be kept for that purpose and shall perform like duties for the standing committees when required. The Secretary shall give, or shall cause to be given, notice of all meetings of the Member, if any, and special meetings of the Board, and shall perform such other duties as may be prescribed by the Board or the President, under whose supervision the Secretary shall serve. The Assistant Secretary, or if there be more than one, the Assistant Secretaries in the order determined by the Board (or if there be no such determination, then in order of their election), shall, in the absence of the Secretary or in the event of the Secretary’s inability to act, perform the duties and exercise the powers of the Secretary and shall perform such other duties and have such other powers as the Board may from time to time prescribe.

4.9.4 Treasurer and Assistant Treasurer. The Treasurer shall have the custody of the Company funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Board. The Treasurer shall disburse the funds of the Company as may be ordered by the Board, taking proper vouchers for such disbursements, and shall render to the President and to the Board, at its regular meetings or when the Board so requires, an account of all of the Treasurer’s transactions and of the financial condition of the Company. The Assistant Treasurer, or if there shall be more than one, the Assistant Treasurers in the order determined by the Board (or if there be no such determination, then in the order of their election), shall, in the absence of the Treasurer or in the event of the Treasurer’s inability to act, perform the duties and exercise the powers of the Treasurer and shall perform such other duties and have such other powers as the Board may from time to time prescribe.

4.10 Limited Liability. Except as otherwise expressly provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and neither the Member nor any Manager shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or Manager of the Company.

5.	CONTRIBUTIONS TO THE COMPANY

5.1 Contributions. The Member shall not be obligated to make any Capital Contributions to the Company.

5.2 Loans by Member. The Member may, but is not obligated to loan to the Company, such sums as the Member determines to be appropriate for the conduct of the Company’s business on such terms as the Member may determine.

6.	ALLOCATIONS AND DISTRIBUTIONS

6.1 Allocations of Profits and Losses. All of the Net Profits and New Losses of the Company for each fiscal year shall be allocated to the Member.

6.2 Distributions. Distributions shall be made to the Member at such time or times as the Member shall determine in its sole discretion.

6.3 Limitation upon Distributions.

6.3.1 No distributions or return of Capital Contributions may be made and paid if prohibited by Section 18-607 or 18-804 of the Act.

7.	DISSOLUTION AND TERMINATION

7.1 Dissolution. The Company shall be dissolved upon the occurrence of any of the following events:

7.1.1 the entry of a decree of judicial dissolution under the Act; or

7.1.2 by the written consent of the Member.

7.2 Winding up, Liquidation and Distribution of Assets.

7.2.1 If the Company is dissolved and its affairs are to be wound up, the Member is directed to:

(1)	sell or otherwise liquidate such of the Company’s assets as may be required to discharge all liabilities of the Company, including any liabilities to the Member and establish such Reserves as may be reasonably necessary to provide for contingent liabilities of the Company; and

(2)	distribute the remaining assets to the Member, such distribution to be made either in cash or in kind, as determined by the Member.

7.2.2 Upon completion of the winding up, liquidation and distribution of the assets, the Company shall be deemed terminated.

7.3 Articles of Dissolution. When all debts, liabilities and obligations of the Company have been paid and discharged or adequate provision have been made therefore and all of the remaining property and assets of the Company have been distributed, articles of dissolution, as required by the Act, shall be executed and filed with the Delaware Secretary of State.

7.4 Effect of Filing Articles of Dissolution. Upon the filing of articles of dissolution with the Delaware Secretary of State, the existence of the Company shall cease, except for the purpose of suits, other proceedings and appropriate action as provided in the Act. The Member shall have authority to distribute any Company property discovered after dissolution, convey real estate and take such other action as may be necessary on behalf of and in the name of the Company.

8.	MISCELLANEOUS PROVISIONS

8.1 Choice of Law. This Operating Agreement, and its interpretation, shall he governed exclusively by its terms and by the laws of the State of Delaware (other than its conflicts of laws rules) and specifically by the Act.

8.2 Amendments. This Operating Agreement may not be amended except in writing signed by the Member.

8.3 Headings. The headings in this Operating Agreement are inserted for convenience only and are in no way intended to describe, interpret, define, or limit the scope, extent or intent of this Operating Agreement or any provision hereof.

8.4 Severability. If any provision of this Operating Agreement or the application thereof to any Person or circumstance shall be invalid, illegal or unenforceable to any extent, the remain of this Operating Agreement and the application thereof shall both be affected and shall he enforceable to the fullest extent permitted by law.

8.5. Successors and Assigns. Each and all of the covenants, terms, provision and agreements herein contained shall he binding upon and insure to the benefit of the parties hereto and their respective successors and assigns.

JOINDER

The undersigned, by executing and delivering this Joinder, hereby accepts the assignment of a 100% membership interest in The Delfield Company LLC (the Company”) from Scotsman Group LLC and agrees to become a party to, to be bound by and to comply with the provisions of the Company’s Operating Agreement, dated September 30, 2006, as amended (the “Agreement”), in the same manner as if the undersigned was an original signatory to the Agreement and to act as the sole member:

Accordingly, the undersigned has executed and delivered this Joinder as of the 29th day of September, 2008.

ENODIS GROUP HOLDINGS US, INC.

By:	/s/ Joel H. Horn
Name:	Joel H. Horn
Title:	Secretary